Exhibit 3.2

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORUM ENERGY TECHNOLOGIES, INC.

The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 10, 2005, under the name “NuWave Energy Technologies, Inc.” Pursuant to a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 20, 2005, the name of the Corporation was changed to “Cornerstone Oilfield Services, Inc.” Pursuant to a second Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 19, 2005, the name of the Corporation was changed to “Forum Oilfield Technologies, Inc.” Pursuant to an Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on April 27, 2007, the Certificate of Incorporation was amended and restated in its entirety. Pursuant to a Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on August 2, 2010, the Certificate of Incorporation was amended and restated in its entirety and the name of the Corporation was changed to “Forum Energy Technologies, Inc.” (the “Corporation”).

This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Forum Energy Technologies, Inc.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 299,700,000, consisting of (i) 296,000,000 shares of common stock of the par value of one cent ($0.01) per share (the “Common Stock”) and (ii) 3,700,000 shares of preferred stock of the par value of one cent ($0.01) per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

I. COMMON STOCK

1. General. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

2. Voting.

(a) Each registered holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Except as required by law and subject to the rights of the holders of any series of Preferred Stock,

(i) Holders of Common Stock shall be entitled to elect directors of the Corporation; and

(ii) Holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.

3. Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any class or series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Paragraph (4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

5. Forward Stock Split. Effective as of the effectiveness of this Third Amended and Restated Certificate of Incorporation pursuant to Section 103(c) of the DGCL (the “Effective Time”), each share of Common Stock issued at such time (the “Old Common Stock”) shall be and hereby is automatically reclassified, changed and converted into thirty-seven (37) shares (the “Forward Stock Split”) of Common Stock without any action by the holder thereof. Such reclassification, change and conversion shall not change the par value of the Common Stock. Effective as of the Effective Time, the certificates outstanding and previously representing shares of Old Common Stock as of the Effective Time shall, until surrendered and exchanged for new certificates, be deemed, for all corporate purposes, to represent thirty-seven (37) shares of Common Stock for each share of Old Common Stock represented by such certificates prior to the Effective Time.

II. PREFERRED STOCK

1. Issuance and Reissuance. Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided (a “Preferred Stock Designation”).

2. Blank Check Preferred. Subject to any vote expressly required by this Third Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to authorize the issuance of the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but not limited to, the following:

(a) whether or not the class or series is to have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board may determine are advisable.

3. Number of Shares. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

FIFTH: (a) To the extent not provided for in this Third Amended and Restated Certificate of Incorporation, the nominations, qualifications, tenure and vacancies of the directors shall be as set forth in the bylaws of the Corporation. The number of directors which shall constitute the entire Board shall be fixed from time to time by a majority of the directors then in office. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

(b) The directors shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Third Amended and Restated Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Third

Amended and Restated Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to paragraph (d) of this Article FIFTH, any or all of the directors may be removed from office at any time with or without cause, but only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that on or after the first date upon which the SCF Group (as defined in Article TENTH), is not the holder of record (directly or through its Affiliates, as defined in Article TENTH hereof) of more than 50% of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors (the “Trigger Date”), directors may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the bylaws of the Corporation. The affirmative vote of the Board shall be required to adopt, amend, alter or repeal the bylaws of the Corporation. The bylaws of the Corporation also may be adopted, amended, altered or repealed by the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation (including any resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Stock), on or after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% in the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the bylaws of the Corporation.

SEVENTH: (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

(b) Indemnification and Insurance.

(i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve, at the request of the Corporation, in any capacity, with any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA (Employee Retirement Income Security Act of 1974) excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in subsection (b)(ii) of this Article SEVENTH, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date this Third Amended and Restated Certificate of Incorporation is effective and to a person subject to subsection (b)(i)(B) on the date designated by the Board, shall be deemed to be accepted by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided further, however, that if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of the Board, provide indemnification or advancement to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Third Amended and Restated Certificate of Incorporation, bylaw, agreement (including any indemnification agreement or employment agreement with the Corporation), vote of stockholders or disinterested directors or otherwise.

(iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(v) Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

(vi) Nature of Rights. The rights conferred upon indemnitees in this Article SEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article SEVENTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

EIGHTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Third Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Third Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Third Amended and Restated Certificate of Incorporation or any amendment thereof are subject to such right of the Corporation.

NINTH: Prior to the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

TENTH:

1. Renouncement of Business Opportunities. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the SCF Group participates or desires or seeks to participate in and that involves any aspect of the energy equipment or services business or industry (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to an SCF Nominee solely in such Person’s capacity as a director or officer of the Corporation or its Subsidiaries and with respect to which no other member of the SCF Group (other than an SCF Nominee) independently receives notice or otherwise identifies such Business Opportunity, or (ii) is identified by any member of the SCF Group solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No member of the SCF Group, including any SCF Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any member of the SCF Group may pursue a Renounced Business Opportunity. Notwithstanding anything to the contrary in this Article TENTH, the Corporation shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Article TENTH.

2. Consent. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.

3. Interpretation. As used herein, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(b)	“Person” means an individual or a corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.

(c)	“SCF Group” means SCF-V, L.P., SCF-VI, L.P. and SCF-VII, L.P., any of their respective Affiliates (other than the Corporation and its Subsidiaries), any SCF Nominee and any portfolio company in which any of SCF-V, L.P., SCF-VI, L.P. or SCF-VII, L.P. has an equity investment of at least 5% of the voting securities (other than the Corporation and its Subsidiaries).

(d)	“SCF Nominee” means any equity investor, officer, director, employee or agent of SCF-V, L.P., SCF-VI, L.P. or SCF-VII, L.P. or any of their respective Affiliates (other than the Corporation or its Subsidiaries) who serves as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries.

(e)	“Subsidiary” means, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.

4. Amendment. Prior to the termination of this Article TENTH in accordance with subsection 5 below, any proposed amendment, alteration or repeal of this Article TENTH, or the adoption of any provision inconsistent with this Article TENTH, shall require the approval of at least 80% of the voting power of the outstanding stock of the Corporation entitled to vote thereon.

5. Term. The provisions of this Article TENTH shall terminate and be of no further force and effect at the first time following the effective date of this Third Amended and Restated Certificate of Incorporation as no SCF Nominee served as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries for a continuous period of one year.

6. Severability. If any provision of this Article TENTH or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Article TENTH and the application of such provision to other Persons and circumstances shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by law.

ELEVENTH: Prior to the first date (the “Section 203 Trigger Date”) upon which the SCF Group is not the holder of record (directly or through its Affiliates) of at least 15% of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors, the provisions of Section 203 of the DGCL shall not be applicable to the Corporation. On and after the Section 203 Trigger Date, the provisions of Section 203 of the DGCL shall be applicable to the Corporation.

TWELVTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate of Incorporation, the bylaws or the DGCL; and, except as set forth in Article SEVENTH, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELVTH. Notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation, and in addition to any other vote that may be required by law or this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Third Amended and Restated Certificate of Incorporation; provided, however, that on or after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% in the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Third Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, SIXTH and SEVENTH and this Article TWELVTH.

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IN WITNESS WHEREOF, Forum Energy Technologies, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 28th day of March, 2011.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ C. Christopher Gaut
President, Chief Executive Officer and
Chairman of the Board